UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2005 (June 15, 2005)

Peerless Mfg. Co.

(Exact Name of Registrant as Specified in Its Charter)

Texas	0-5214	75-0724417

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2819 Walnut Hill Lane Dallas, Texas	75229

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 357-6181

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into A Material Definitive Agreement

     On June 15, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Peerless Mfg. Co. (the “Company”), and the Board of Directors, upon recommendation of the Committee approved the acceleration of the vesting of certain “underwater” unvested stock options held by certain employees, including senior and executive officers meeting both of the following criteria:

1.	An exercise price equal to or in excess of $16.94 per share, and
2.	A remaining vesting period less than 12 months.

     The decision to accelerate vesting of these underwater stock options was made in anticipation of the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), which when adopted by the Company will require all share-based payments to employees, including grants of employee stock options, to be recognized on the Company’s financial statements based on their fair values. FAS 123R will become effective as to the Company beginning July 1, 2005. In addition, the Board believed, more importantly, that in relation to these specific options there did not exist a good matching of perceived incentive value to the affected employee and the actual compensation expense that would have been attributable to these stock options.

     As a result of the above action of the part of the Compensation Committee, approximately 6,550 options (less than 9% of the outstanding options) became immediately exercisable as of June 15, 2005. All other terms and conditions of such options remain unchanged. Of the options accelerated, 4,000 were options to senior and executive officers (1,000 – Mr. Taylor, Vice President of Separation Filtration Systems, 1,000 – Mr. Burlage, Vice President of Environmental Systems, and 2,000 – Mr. Travis, Chief Financial Officer and Vice President of Administration).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peerless Mfg. Co.
Date: June 17, 2005	By:	/s/ Richard L. Travis, Jr.
Richard L. Travis, Jr.
Chief Financial Officer